Exhibit 99(i)


                              SEWARD & KISSEL LLP
                                901 K Street, NW
                                   Suite 800
                              Washington, DC 20001

                           Telephone: (202) 737-8833
                           Facsimile: (202) 737-5184
                                 www.sewkis.com


                                                         April 28, 2016


AB Variable Products Series Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

      We have acted as counsel for AB Variable Products Series Fund, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares, par value $.001 per share, of Class A Common Stock and Class B Common Stock (each, a "Class," and collectively, the "Shares") of the Company's AB Intermediate Bond Portfolio, AB Large Cap Growth Portfolio, AB Growth and Income Portfolio, AB Growth Portfolio, AB International Growth Portfolio, AB Global Thematic Growth Portfolio, AB Small Cap Growth Portfolio, AB Real Estate Investment Portfolio, AB International Value Portfolio, AB Small/Mid Cap Value Portfolio, AB Value Portfolio, AB Balanced Wealth Strategy Portfolio, AB Dynamic Asset Allocation Portfolio, AB Global Bond Portfolio, AB Global Risk Allocation--Moderate Portfolio and AB Multi-Manager Alternative Strategies Portfolio (the "Portfolios"). The Company is a Maryland corporation and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

        As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company's Registration Statement on Form N-1A (File Nos. 33-18647 and 811-05398) (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on April 28, 2016 and to become effective on May 1, 2016, pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the "Registration Statement") in which this letter is included as Exhibit (i). We have examined the Charter and By-Laws of the Company and applicable amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

        Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the relevant Classes of the above-referenced Portfolios authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable under the laws of the State of Maryland.

        We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information - Counsel" in the Part B thereof.


                                                         Very truly yours,

                                                         /s/ Seward & Kissel LLP